EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Registration Statement No. 333-69428 on Form S-8, and in the Annual Report on Form 10-KSB of Bay National Corporation for the year ended December 31, 2006, of our report dated March 14, 2007, relating to the consolidated financial statements of Bay National Corporation.

/s/ Stegman & Company

Baltimore, Maryland
March 26, 2007